Exhibit 23.02

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in a Registration Statement of USA Networks, Inc. (formerly HSN, Inc. and Silver King Communications, Inc.) on Form S-8, pertaining to the registration of common stock of USA Networks, Inc. for issuance in connection with the Ticketmaster Group, Inc. Stock Option Agreement with Fredric D. Rosen, of our report dated July 2, 1996 appearing in the Annual Report on Form 10-K of USA Networks, Inc. for the year ended December 31, 1997.

/s/  Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Tampa, Florida
June 23, 1998